Exhibit 2.6

ASSET TRANSFER AGREEMENT

THIS ASSET TRANSFER AGREEMENT (Agreement) is entered into on 01 Oct 2019 in Singapore, concluded between:

(1)	Genius Group Ltd (Seller), a public company duly organised and operating under the Laws of Singapore, having its registered seat at 8 Amoy Street, #01-01 Singapore 049950;

and

(2)	GeniusU Pte Ltd (Purchaser), a public company duly organised and operating under the Laws of Singapore, having its registered seat at 8 Amoy Street, #01-01 Singapore 049950;

WHEREAS

A.	The Seller owns full right and title to the Assets (as defined below), which are used in the operation of or that otherwise relate to the Tech Platform, Websites and the Business (as defined below).

B.	The Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Assets.

NOW, THEREFORE, the parties have agreed as follows:

Article 1 Definitions and Interpretations

1.1	Definitions. Unless otherwise stipulated herein, the following terms shall have the meaning set forth below:

Assets	the assets to be transferred from the seller to the purchaser including the Tech Platform including all relevant business related aspects, which includes but not limited to, customer lists, supplier lists, intellectual property rights, and the related network of professional resources and services, operational Software, Documentation and Materials, Websites, the Domain Names, accounts receivable, development charge, prepayment , other current assets and liabilities as set forth in Appendix I;

Business	all the business, services and trade conducted or engaged in by the Company, including without limitation the development of software or provision of services relating to the tech Platform;

Closing Date	the date which is not more than 2 Business Days after all of the Closing conditions as set forth in Article 7 have been satisfied (or waived in writing by the appropriate party).

Trade Secret	any information relating to this Agreement, the Seller, the Purchaser or the Business, including, without limitation, any information regarding costs, technologies, financial contracts, future business plans and any other information deemed by the parties to be confidential, and which is unknown by the public, has practical value and is of economic benefit to the parties;

Websites	www.geniusu.com and any other websites associated with the Business.

Article 2 Sale and Purchase

2.1	Purchase Price. Subject to the Closing (as defined below) the Seller shall sell, transfer, convey assign and set over (Transfer) to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, the Assets free from any encumbrances, for a total consideration of SGD 3,012,424.84 as stipulated in Article 2.2 below (Purchase Price).

2.2	Method of Payment. In consideration of the Transfer of net assets as laid out in Appendix I, purchaser shall issue shares to the seller as an asset to equity swap. GeniusU will issue shares to the Genius Group of USD 3,397,815 (SGD 4,621,028.88) by issuing 3,397,815 shares at $1 each. With the balance to be settled as an intercompany loan.

2.3	Account. The Purchase Price shall be deposited into the Seller account not later than 30 days from the last day of the financial year.

2.4	Management Fees. The subsidiary company (GeniusU Pte Ltd) will be liable to pay Management fees of 2.5% at the end of every month calculated based on the gross revenue generated for the month.

Article 3 Closing

3.1	Closing Date. The closing of the transaction contemplated hereby (“Closing”) shall be held in Singapore, on the Closing Date, and shall be effective as executing of this Agreement. All matters at the Closing shall be considered to take place simultaneously.

3.2	Closing Documents. The Seller and the Purchaser shall deliver to each other at the Closing the Closing Documents. The Seller and the Purchaser further agree that at or subsequent to the Closing, upon the written request of the Purchaser, it will promptly execute and deliver or cause to be promptly executed and delivered, any further assignment, instruments of transfer and bills of sale or conveyances reasonably necessary or desirable to vest fully in the Purchaser all of the Seller's right, title and interest in and to the Assets.

Article 4 Seller's Representations and Warranties

The Seller and the Purchaser each jointly and severally represent and warrant that:

4.1	Ownership of Assets. Appendix I sets forth all of the assets of the Seller. The Seller has good and marketable title to the Assets, including to all underlying intellectual property rights, free of any mortgages, pledges or encumbrances or other security interests, and is entitled to transfer the Assets to the Purchaser.

4.2	Registration of Assets. The Purchaser undertakes at their sole expense all registrations of the intellectual property rights and other relevant rights of the Assets that are necessary to protect them as proprietary property under applicable Laws, and the existence, or their registration or use of such intellectual property does not infringe on the rights of others.

4.3	Software. The Seller is the owner of the Software and which ownership does not infringe any third party's copyright. No license to use the Software has ever been granted to any third parties.

4.4	Websites. The Seller owns or has all rights necessary to use, publish, display and distribute the content that appears on the Websites. The use of such content on the Websites (including, without limitation, all text and images uploaded to the Website) does not infringe upon any third party's intellectual property rights and no third party has made any such claim, and no proceedings have been instituted or, to the knowledge of Seller, threatened alleging any such infringement.

4.5	Disputes. The Seller is not aware of any pending or threatened civil or criminal claims, prosecutions, lawsuits, investigations or other proceedings against any of the Seller or of any settlements related to the same; the Seller is not aware of any contractual provisions or executable court rulings or injunctions that may be binding upon or affect the Seller's property; the Seller's execution and performance of this Agreement and the Purchaser's implementation of any rights under this Agreement do not violate the mortgage rights, contracts, rulings, decrees or Laws that are binding upon the Seller or the Seller's assets.

4.6	All Necessary Assets. The Assets represent all of the intangible assets necessary for the operation or promotion of the Tech Platform, Business and the Websites, and there are no intangible assets which have been used in the ordinary operation of the Business that are not included in the Assets.

4.7	Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any local or foreign governmental, regulatory or other authority on the part of the Seller is required in connection with the consummation of the transaction contemplated by this Agreement.

Article 5 Representations and Warranties of Seller and Purchaser

The Seller and the Purchaser each represent and warrant that:

5.1	Due Establishment. It is an independent legal entity formally established at its place of incorporation, and has obtained all government approvals and registrations necessary for its existence, which approvals and registrations are continuing and effective and it has sufficient authority to conduct its business in accordance with its business license, approval certificate, articles of association or similar corporate documents;

5.2	Authorization. It is fully authorized to sign this Agreement and to fulfil its obligations hereunder;

5.3	No Violation. Its signing of this Agreement and performance of any of its obligations hereunder will not violate:

5.3.1	its business license, approval certificate, articles of association or similar corporate documents;

5.3.2	any applicable Laws, or the conditions attached to any authorization or approval granted by any Government Authority; and

5.3.3	any agreement which is binding on the party;

5.4	Litigation. There is no lawsuit, arbitration or other legal or government procedure pending or threatened against it which, based on its knowledge, could materially and adversely affect its performance of this Agreement;

5.5	Disclosure. It has disclosed to each of the other parties all documents issued by any Government Authority that might have a material adverse effect on the performance of its obligations under this Agreement;

5.6	No Dissolution. It is not the subject of any liquidation or dissolution proceedings; and

Article 6 Closing Conditions

6.1	Obligation to Purchase: The Purchaser's obligation to purchase the Assets and to take the other actions required of it at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

6.1.1	Accuracy of Representations. Each of the Seller's representations and warranties in this Agreement must have been true and correct as of the date of this Agreement, and must have been true and accurate as of the Closing Date as if made on the Closing Date.

6.1.2	Registration. If the Transfer in any Assets is required to be registered with any Government Authority or other relevant authorities, the Seller must have submitted all necessary documents for registration of the ownership transfer prior to the Closing Date.

6.1.3	Delivery. The Seller shall deliver all Closing Documents related to the ownership of the Assets to the Purchaser on the Closing Date.

6.1.4	Source Code. The Seller shall deliver the source code and all other documents relating to the Software of the Tech Platform to the Purchaser as of the Closing Date.

6.1.5	Board Approval. Within 6 days of the signing hereof, the Seller must have provided the Purchaser with a copy of the resolutions of the Seller's board of directors evidencing their respective approval of this Agreement.

6.2	Obligation to Transfer: Seller's obligation to Transfer the Assets and to take the other actions required to be taken by the Seller at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

6.2.1	Accuracy of Representations. Each of the Purchaser's representations and warranties in this Agreement must have been true and correct as of the date of this Agreement, and must have been true and correct as of the Closing Date as if made on the Closing Date.

6.2.2	Performance. Each of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects, and the Purchaser must have executed and delivered each of the documents required to be delivered by it hereunder.

Article 7 Termination

7.1	This Agreement may only be terminated as listed below, namely:

7.1.1	by mutual written consent of the parties;

7.1.2	by the Purchaser, if any of the Seller breach in any material respect its representations and warranties or other agreements or covenants herein,

7.1.3	by the Seller, if the Purchaser breaches in any material respect its representations and warranties or other agreements or covenants herein,

7.2	The termination of this Agreement shall not affect any rights and obligations which have accrued prior to the termination; provided, however, that nothing herein shall relieve any party of any liability before the termination of this Agreement.

Article 8 Arbitration

8.1	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause.

8.2	The Parties agreed that any arbitration commenced pursuant to this clause shall be conducted in accordance with the Expedited Procedure set out in Rule 5.2 of the SIAC Rules.

8.3	The Tribunal shall consist of one arbitrator.

8.4	The language of the arbitration shall be English.

8.5	This clause shall survive the termination of this Agreement.

Article 9 General Provisions

9.1	The representations and warranties and the Indemnity provisions shall survive the Closing. Any other provision which by virtue of its nature is intended to survive shall survive the termination of this Agreement.

9.2	The Parties hereby agree that no assignment of this Agreement will be permitted without the prior written consent of other Parties.

9.3	This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts.

9.4	Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid post with recorded delivery, or email addressed to the intended recipient, or to such other address or email number as a Party may from time to time duly notify to the others:

a.	IF TO THE PURCHASER

i.	Name : GeniusU Pte Ltd

ii.	Address : 8 Amoy Street, #01-01 Singapore 049950

iii.	Attention : Roger James Hamilton

iv.	Email : rogerjameshamilton@gmail.com

a.	IF TO THE SELLER

i.	Name : Genius Group Ltd

ii.	Address : 8 Amoy Street, #01-01 Singapore 049950

iii.	Attention : Roger James Hamilton

iv.	Email : rogerjameshamilton@gmail.com

9.5	No amendment or variation of this Agreement shall be binding on any Party unless such variation is in writing and duly signed by all the Parties.

9.6	Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

9.7	Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of this Agreement are not altered.

9.8	This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior arrangements whether oral or written, relating to such subject matter. No Party has relied upon any representation or warranty in entering this Agreement other than those expressly contained herein.

9.9	Each of the rights of the Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of a Party, whether under this Agreement or otherwise.

9.10	Any date or period as set out in any Section of this Agreement may be extended with the written consent of the Parties failing which time shall be of the essence.

9.11	Costs. Each party shall bear its own expenses incurred in preparing this Agreement. The stamp duty and other costs payable on this Agreement, and the share transfer deed in relation to the Sale Shares shall be borne by the Seller.

9.12	The provisions of this Agreement and the Appendixes attached hereto shall (as far as possible) be interpreted in such a manner as to give effect to all such documents; provided however, that in the event of an inconsistency between this Agreement and the Appendixes, to the extent permitted by applicable Law, provisions of this Agreement shall prevail as between the Parties and shall govern their contractual relationship and the Parties shall cause the necessary amendments to the Appendixes attached hereto.

9.13	Governing Law: This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the Laws of Singapore.

In witness hereof, the Parties’ authorized representatives have executed this Agreement as of the date and year first herein above written.

On behalf of the Seller:		On behalf of the Purchaser

Signature:	/s/ Roger James Hamilton	Signature:	/s/ Jeremy Harris

Printed Name:		Printed Name:

Roger James Hamilton		Jeremy Harris (As a Proxy for Roger James Hamilton)

[Appendix I]

Balance Sheet Acquired (Numbers are in SGD)

	Amount		Account
Account Name	(DR)	Amount (CR)	Type
Merchant - BrainTree	1,909.90		Asset
Merchant - Stripe	175,749.66		Asset
Paypal - GeniusU	17,010.40		Asset
Account Receivable	2,117,917.20		Asset
Prepayment	222,220.01		Asset
Development Charge	3,523,983.62		Asset
Accumulated Amortization of Development Charge	-1,362,777.82		Asset
Accounts Payable		227,231.82	Liability
UOB - Credit Card		-62,568.61	Liability
Accrual		16,791.24	Liability
Advance Received		2,855.55	Liability
Amount due to Entrepreneurs Resorts		58,869.51	Liability
Amount due to Entrepreneurs Resorts Limited (ERL)		160,813.93	Liability
Amount due to Wealth Dynamics Pte Ltd		1,210,677.19	Liability
Deferred Income		68,917.50	Liability
TOTAL	4,696,012.97	1,683,588.13